Exhibit 3.5

Articles of Amendment

to

Articles of Incorporation

of

Palm Harbor Homes, Inc.
(Name of Corporation as currently filed with the Florida Dept. of State)

279947
(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

                                                                                                                                                                                                 The new name must be distinguishable and contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or Co.,” or the designation “Corp.” “Inc,” or “Co”. A professional corporation name must contain the word “chartered,” “professional association,” or the abbreviation “P.A.”

B.	Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

C.	Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

D.	If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of new Registered Agent:

New Registered Office Address:	(Florida street address)

_________________________________, Florida_________
(City) (Zip Code)

New Registered Agent’s Signature, If changing Registered Agent:

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

COVER LETTER

TO:	Amendment section
Division of Corporations

NAME OF CORPORATION: Palm Harbor Homes, Inc.

DOCUMENT NUMBER: 279947

The enclosed Articles of Amendment and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Gina Betts
Name of contact Person

Locke Lord Bissell & Liddell, LLP
Firm/Company

2200 Ross Avenue, Suite 2200
Address

Dallas, Texas 75201
City/State and Zip Code

gbetts@lockelord.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

Gina Betts	at ( 214- ) 740-8515
Name of Contact Person	Area Code & Daytime Telephone Number

Enclosed is a check for the following amount made payable to the Florida Department of State:

☐ $35 filing Fee	☒ $43.75 Filing Fee& Certificate of Status	☐ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)	☐ $52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address	Street Address
Amendment Section Division of Corporations P.O. Box 6327 Tallahassee, FL 32314	Amendment Section Division of Corporations Clifton Building 2661 Executive Center Circle Tallahassee, FL 32301

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name and address of each officer and/or Director being added:

(Attach additional sheets, if necessary)

Title	Name	Address	Type of Action

☐ Add
☐ Remove

☐ Add
☐ Remove

☐ Add
☐ Remove

E.	If amending or adding additional Articles, enter change(s) here:
(attach additional sheets, if necessary). (Be Specific)

The amendment adds back the provisions authorizing preferred stock which was inadvertently deleted when the

Articles were amended in 1998.

F.	If an amendment provides for an exchange, reclassification, or cancellation of Issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PALM HARBOR HOMES, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Statutes (the “Act”), this Florida Profit Corporation adopts the following amendments to its Amended and Restated Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Palm Harbor Homes, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on September 28, 1994 and June 30, 1998. The Amendment adds back the language authorizing 2,000,000 shares of preferred stock as approved by the shareholders of the corporation on September 28, 1994, which language was erroneously removed by the Articles of Amendment filed with the State of Florida on July 6, 1998 (the “1998 Amendment”). The shareholder vote that authorized the 1998 Amendment only increased the number of authorized Common Stock to 50,000,000 and did not authorize the removal of the language authorizing the Preferred Stock.

1. This Amendment deletes Article Third of the Amended and Restated Articles of Incorporation, as amended, in its entirety and replaces it with the following:

Third, (a) The Corporation shall have authority to issue two classes of capital stock designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 52,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, par value $0.01 per share.

(b) The Board of Directors of the Corporation may issue the Preferred Stock in one or more series consisting of such number of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

IN WITNESS WHEREOF, the undersigned executive officer of Palm Harbor Homes, Inc. does hereby execute this Amendment to the Articles of Incorporation as of the 13th day of May, 2010.

/s/ Kelly Tacke
Kelly Tacke, Chief Financial Officer

The date of each amendment(s) adoption: September 28, 1994 and June 30, 1998

Effective date If applicable:	May 13, 2010
(no more than 90 days after amendment file date)

Adoption of Amendment(s)	(CHECK ONE)

☒	The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by .”
(voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated May 13, 2010

Signature	/s/ Kelly Tacke
(By a director, president or other officer—if directors or officers have not been selected, by an incorporator—if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Kelly Tacke
(Typed or printed name of person signing)

Chief Financial Officer
(Title of person signing)